EXHIBIT 4.9

EXECUTION VERSION

FOUNDERS AGREEMENT

THIS FOUNDERS AGREEMENT (this “Agreement”) dated as of December 22, 2011, is by and among Third Point Reinsurance Company Ltd., a Bermuda Class 4 insurance company (the “Company” and together with any Participant who joins this Agreement as a “Payor”, the “Payors” and each, a “Payor”), KEP TP Bermuda Ltd. and KIA TP Bermuda Ltd. (collectively, “Kelso Bermuda”), Pine Brook LVR, L.P. (“Pine Brook”), P RE Opportunities Ltd. (“PROL”), Dowling Capital Partners I, L.P. (“Dowling” and together with Kelso Bermuda, Pine Brook and PROL the “Founders” and together with the Company, the “Parties”). Capitalized terms used and not defined herein shall have the meaning given to such terms in the joint venture and investment management agreement dated the date hereof by and among the Company, Holdco, Third Point LLC and Third Point Advisors LLC (the “JV/IMA”).

WHEREAS, in connection with certain investments in the Company made directly or indirectly by KEP TP Holdings, L.P. and KIA TP Holdings, L.P. (collectively, “Kelso”), Pine Brook, PROL and Dowling the Payor desires to make or cause to be made a monthly payment to the Founders; and

WHEREAS, the parties wish to specify in this Agreement the terms of the monthly amounts payable by the Payor to the Founders.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Founders’ Payment.

(a) Each of Kelso, Pine Brook, PROL and Dowling has made an investment in the Company as of the date hereof.

(b) In consideration for the investments described in Section 1(a) above, as of the first day of each month following the date hereof and until December 31, 2016, the Payor will pay to each Founder, in cash, such Founder’s Individual Founders Payment (together with any amount of such Individual Founders Payment previously accrued and not yet paid), provided that a Founder will not be entitled to the payment of its Individual Founders Payment following an IRR Satisfaction Event with respect to such Founder (or, in the case of Kelso Bermuda, Kelso). For the avoidance of doubt, following an IRR Satisfaction Event with respect to a Founder (or, in the case of Kelso Bermuda, Kelso), the Payor’s obligation to pay such Founder its Individual Founders Payment expires and such Founder’s Individual Founders Payment will not be allocated to the other Founders. Such forfeited Individual Founders Payments are referred to herein as “Forfeited Founders Payments”.

(c) All applicable Participant Payments accrue from the beginning of each month (or from the Commencement Date in the case of the first month or partial month following an initial capital contribution by a Participant (other than TP GP)) with respect to each Participant, based on the Capital Account balance of each such Participant (other than TP GP) as of the beginning of such month (or on the Commencement Date with respect to such Participant (other than TP GP) in the case of any such first month or partial month following an initial capital contribution). For the avoidance of doubt, each Founder will refund to the Payor the unearned portion of the Individual Founders Payment if a withdrawal is made by a Participant prior to the end of the month. All payments of the Individual Founders Payments to the Founders under this Agreement shall be made without any reduction, deduction or withholding for or on account of any tax (including without limitation, any value added tax), unless required by Law.

2. Transfers to Affiliates. In the event Pine Brook transfers any of its Shares to one of its Affiliates (the “Selling Founder” and such affiliate transferee, an “Affiliate Transferee”), then, for purposes of this Agreement and the Structuring Agreement, (i) such Affiliate Transferee shall be deemed to have been a party to this Agreement as a “Founder” as of the date hereof and shall execute a joinder to this Agreement in a form acceptable to the Company, (ii) such Affiliate Transferee will be allocated an Individual Percentage equal to such Affiliate Transferee’s Pro-Rata Portion and the Individual Percentage of the Selling Founder will be reduced by an amount equal to the Affiliate Transferee’s Pro-Rata Portion and Annex A automatically will be deemed to be amended to give effect to the foregoing (iii) such Affiliate Transferee will be deemed to have paid to the Payor a consideration for its Shares equal to the product of (a) the aggregate consideration paid by the Selling Founder to the Company and (b) the Affiliate Transferee’s Pro-Rata portion; and the consideration paid by the Selling Founder to the Company will be deemed to be reduced by the amount of the consideration allocated to the Affiliate Transferee; (iv) such Affiliate Transferee will be deemed to have received from the Payor an amount of distributions equal to the product of (a) the aggregate distributions received by the Selling Founder from the Payor and (b) the Affiliate Transferee’s Pro-Rata portion; and the distributions received by the Selling Founder from the Payor will be deemed to be reduced by the amount of the distributions allocated to the Affiliate Transferee and (v) such Affiliate Transferee will be deemed to have received (or be entitled to, in the case of Founders Payments accrued and not yet paid) a Founders Payment equal to the product of (a) the amount of Founders Payment paid to (or accrued for the benefit of and not yet paid to) the Selling Founder and (b) the Affiliate Transferee’s Pro-Rata Portion; and the Founders Payment received by (or accrued for the benefit of and not yet paid to) the Selling Founder will be deemed to be reduced by the amount of the Founders Payment allocated to the Affiliate Transferee. The provisions of this Section 2 will apply to subsequent transfers of Shares from an Affiliate Transferee to another Affiliate Transferee as though the initial Affiliate Transferee is the “Selling Founder” and the subsequent Affiliate Transferee is the “Affiliate Transferee”.

3. Covenant of the Founders. In the event that Third Point LLC or any of its Affiliates is no longer acting as the investment manager pursuant to the JV/IMA and to the extent the Founders (including in the case of Kelso Bermuda, Kelso) enter into any arrangement with any New Investment Manager to otherwise share in the economic benefits afforded to such New Investment Manager, then for so long as Daniel S. Loeb holds any Shares, Daniel S. Loeb shall have the right to participate with the Founders (including in the case of Kelso Bermuda, Kelso) in any such arrangement pro-rata based on the number of Shares held by Daniel S. Loeb and the Founders (including in the case of Kelso Bermuda, Kelso) at the time of the Closing.

4. Headings; Certain Definitions.

The headings and other captions contained in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

“Aggregate Founders Payment” means, for each Payor, the sum of all Participant Payments with respect to such Payor.

“Agreement” has the meaning given to such term in the Preamble.

“Company” has the meaning given to such term in the Preamble.

“Dowling” has the meaning given to such term in the Preamble.

“Forfeited Founders Payments” has the meaning given to such term in Section 1(b).

“Founders Payment” means, with respect to each Payor, the Aggregate Founders Payment less the Forfeited Founders Payment.

“Holdco” means Third Point Reinsurance Ltd., a Bermuda corporation.

“Individual Founders Payment” means, with respect to each Founder, an amount equal to the product of (i) the Aggregate Founders Payment and (ii) such Founder’s Individual Percentage.

“Individual Percentage” means, with respect to each Founder, the percentage set forth opposite such Founder’s name on Schedule A.

“Internal Rate of Return” has the meaning given to such term in the Structuring Agreement.

“IRR Satisfaction Event” means, with respect to each Founder, a sale of Shares by such Founder, following which such Founder’s Internal Rate of Return, as set forth in a Sale Certificate (as finally determined pursuant to the Structuring Agreement), is equal to, or in excess of, 23%.

“JV/IMA” has the meaning given to such term in the Preamble.

“Kelso” has the meaning given to such term in the Recitals.

“Kelso Bermuda” has the meaning given to such term in the Preamble.

“New Investment Manager” means any Person (other than Third Point LLC or any of its Affiliates) appointed to manage the assets of Holdco or any of its subsidiaries (including TP Re) pursuant to an investment management agreement.

“Participant Payment” means, with respect to each Payor, an amount per month equal to 0.1417% (an annual rate of 1.7%) of the Capital Account of such Payor (calculated before accounting for any accrual of the Performance Allocation), prorated for intra-month withdrawals or contributions, if any.

“Parties” has the meaning given to such term in the Preamble.

“Payor” has the meaning given to such term in the Preamble.

“Pine Brook” has the meaning given to such term in the Preamble.

“Pro-Rata Portion” means, with respect to an Affiliate Transferee, a percentage equal the Individual Percentage of the applicable Selling Founder prior to the transfer of Shares to such Affiliate Transferee multiplied by a fraction (i) the numerator of which is the total number of Shares Transferred by the Selling Founder to such Affiliate Transferee and (ii) the denominator of which is the total number of Shares held by the Selling Founder prior to such transfer.

“PROL” has the meaning given to such term in the Preamble.

“Sale Certificate” has the meaning given to such term in the Structuring Agreement.

“Shares” means the common shares of Holdco, par value $0.10 per share and other equity securities of Holdco and any options, warrants or securities exercisable for, or convertible or redeemable into, equity securities of Holdco.

“Structuring Agreement” means the structuring agreement dated the date hereof among Third Point LLC, KIA VIII (International), L.P., KEP VI (Cayman), L.P., Kelso, Pine Brook, PROL and Dowling.

5. Entire Agreement. This Agreement and the other Transaction Documents (including all Schedules, Exhibits, Annexes, and other attachments to this Agreement and such other Transaction Documents), when executed and delivered, constitute the entire agreement and understanding of the Parties as to their subject matter, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

6. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in the notices section of the Subscription Agreement of each of Kelso, Pine Brook, PROL and Dowling (or such other address as a party shall have specified by notice in writing to the other parties).

7. Remedies. The Parties agree that (a) any breach of this Agreement by a Party may result in irreparable injury to the other Parties, (b) monetary damages may be an inadequate remedy for such breach, and (c) in addition to any other rights and/or remedies that such other Parties may have, such other Parties may seek (i) interim relief in (ii) equitable relief, including specific performance, from, and (iii) to enter, and/or enforce any award, judgment and/or order of, any court of competent jurisdiction. Each Party agrees (a) not to oppose the granting of any such relief on the ground that monetary damages would be an adequate remedy, and (b) to waive any requirement for the posting of any bond in connection with such relief.

8. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9. Jurisdiction; Service.

(a) The Parties agree that any action or proceeding against a Party arising out of or relating in any way to the terms of this Agreement, or any Person’s rights under this Agreement, shall be brought only in the United States District Court for the Southern District of New York unless no federal subject matter jurisdiction exists, in which case the action or proceeding shall be brought only in the courts of the State of New York located in the Borough of Manhattan.

(b) Each Party waives any objection to the exercise of jurisdiction by any of such courts and to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court.

(c) Each Party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 6 or such other address as the Parties shall have been notified pursuant to Section 6, and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by Law.

(d) EACH PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of laws provisions.

11. Modifications; No Implied Waiver. The provisions of this Agreement, including the provisions of this sentence, may not be terminated, amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Parties.

12. No Third Party Beneficiary. Except as provided in this Section 12, nothing in this Agreement shall confer any rights upon a Person or entity other than the parties and their respective heirs, successors and permitted assigns. Daniel S. Loeb, in relation to Section 3 is intended by the parties to be a third party beneficiary under this Agreement and, to the extent permitted by law, Daniel S. Loeb has the right to enforce directly the terms of such Section.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

14. Successors and Assignees; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors, and permitted assignees and this Agreement shall not inure to the benefit of or be enforceable by any other Person. Neither this Agreement nor any obligation hereunder may be assigned to any Person without the prior written consent of the Parties.

[Remainder of Page Intentionally Left Blank]

THIRD POINT REINSURANCE COMPANY LTD.

By:	/s/ John R. Berger
	Name:	John R. Berger
	Title:	Chief Executive Officer

[Signature Page to Founders Agreement]

KEP TP BERMUDA LTD.

By:	/s/ James J. Connors, II
	Name:	James J. Connors, II
	Title:	Vice President and General Counsel

[Signature Page to Founders Agreement]

KIA TP BERMUDA LTD.

By:	/s/ James J. Connors, II
	Name:	James J. Connors, II
	Title:	Vice President and General Counsel

[Signature Page to Founders Agreement]

PINE BROOK LVR, L.P.

By:	PBRA (Cayman) Company its General Partner

By:	/s/ William Spiegel
	Name:	William Spiegel
	Title:	Director

[Signature Page to Founders Agreement]

DOWLING CAPITAL PARTNERS I, LP

By:	Dowling Capital I, LLC, its general partner

By:	/s/ David Zwiener
	Name:	David Zwiener
	Title:	Senior Partner

[Signature Page to Founders Agreement]

P RE OPPORTUNITIES LTD.

By:	/s/ Deborah Watson
	Name:	Deborah Watson
	Title:	Director

[Signature Page to Founders Agreement]

Schedule A

Founder	Individual Percentage
KEP TP Bermuda Ltd.	8.71
KIA TP Bermuda Ltd.	48.11
Pine Brook LVR, L.P.	28.41
P RE Opportunities Ltd.	11.36
Dowling Capital Partners I, L.P.	3.41

A-1